Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Third Quarter 2007 Results

Trevose, PA – November 13, 2007 – Broder Bros., Co. (the “Company”) today announced results for its third quarter ended September 29, 2007. The Company’s operating results reflected herein include the results of operations of Amtex Imports Inc. (“Amtex”), a single-location distributor with approximately $40 million in annual revenues, from the date of acquisition on September 28, 2006.

Third Quarter 2007 Results Compared to Prior Year

Third quarter 2007 net sales were $246.4 million compared to $249.2 million for the third quarter 2006. Loss from operations for the third quarter 2007 was $(3.1) million compared to income from operations of $8.5 million for the third quarter 2006. Third quarter 2007 net loss was $(11.6) million compared to $(2.5) million for the third quarter 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.9 million for the third quarter 2007 compared to EBITDA of $13.9 million for the third quarter 2006. A reconciliation of EBITDA to net loss is set forth at the end of this press release.

Results include the impact of certain restructuring, consolidation and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $7.6 million for the third quarter 2007 and $17.2 million for the third quarter 2006.

The Company has three operating segments. The Broder division, which includes Amtex’s results, generated third quarter 2007 net sales of $102.0 million compared to $98.9 million in the third quarter 2006. The Alpha division generated third quarter 2007 revenue of $114.2 million compared to $117.6 million in the third quarter 2006. The NES division generated net sales of $30.2 million in the third quarter 2007 compared to $32.7 million in the third quarter 2006.

Third quarter 2007 gross profit was $40.1 million compared to $46.2 million for the third quarter 2006. Gross margin of 16.3% was less than the 18.5% gross margin in the prior period. Gross profit from commodity trade brand products declined due to higher unit volumes sold at lower gross margins. The Company continued to sell fewer low margin white t-shirts. Gross profit from private label brand products was flat to the prior year due to lower unit volumes sold at higher gross margins. Insufficient private label inventory levels in key styles during the third and third quarters of 2006 contributed to volume declines during the third quarter 2007 relative to the prior period due to a greater than anticipated loss of placement of some important products in customer programs.

Year-to-Date Results Compared to Prior Year

For the nine months ended September 2007, net sales were $696.4 million compared to $718.3 million for the nine months ended September 2006. Loss from operations for the nine months ended September 2007 was $(5.6) million compared to income from operations of $17.3 million for the nine months ended September 2006. Net loss for the nine months ended September 2007 was $(27.1) million compared to net loss of $(8.0) million for the nine months ended September 2006. EBITDA for the nine months ended September 2007 was $9.4 million compared to EBITDA of $32.0 million for the nine months ended September 2006.

Excluding the highlighted charges denoted herein, EBITDA for the nine months ended September 2007 was $25.9 million compared to EBITDA of $41.9 million for the nine months ended September 2006.

Business Outlook

The Company continues to execute its strategy to create multi-branded distribution centers both to improve inventory availability to customers and to reduce overall inventory levels. Improved inventory availability is expected to generate increased revenue volume and profitability, as well as operational savings realized through higher volume leveraging fixed costs.

The Company operated 10 major distribution centers as of September 29, 2007. The distribution center strategy will lead to eight larger, multi-branded, distribution centers yielding essentially equivalent UPS ground service coverage. In addition, the Company operated eight “Express” locations in the Los Angeles, CA; Louisville, KY; Detroit, MI; Chicago, IL; St. Louis, MO; Charlotte, NC; Indianapolis, IN; and Philadelphia, PA markets as of September 29, 2007. The Express locations are expected to maintain and grow the Company’s market position in rationalized locations by offering products customized to meet the needs and preferences of each local market including serving as customer pick-up locations. The Company expects the distribution center consolidation to be substantially completed by the end of fiscal year 2007.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility decreased from $110.4 million at December 31, 2006 to $89.0 million at September 29, 2007. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. As of September 29, 2007, borrowing base availability was $85.7 million.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	September 29, 2007	December 30, 2006	September 30, 2006
Accounts Receivable, Net	$99.2	$85.1	$104.2
Inventory (1)	208.8	233.3	245.9
Accounts Payable (1)	124.1	97.3	151.5
Revolving Credit Debt	89.0	110.4	82.3

	94.9	110.7	116.3

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$38.6	$65.6	$65.0

(1)	Inventory and accounts payable at September 2007, December 2006 and September 2006 include accruals for inventory in-transit between suppliers and Company distribution centers of $15.3 million, $20.2 million and $25.0 million, respectively.

Highlighted Charges

Results for the three and nine months ended September 29, 2007 and September 30, 2006 include certain charges/ (income) as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2007	2006	2007	2006
Total restructuring charges	$4.5	$(0.1)	$10.7	$1.7
Facilities consolidation-related charges	2.0	1.0	5.2	1.8
Stock-based compensation	0.1	0.1	0.4	0.2
Management fees	(0.9)	1.3	—	2.5
Other highlighted charges	—	1.0	0.2	3.7

Total highlighted charges	$5.7	$3.3	$16.5	$9.9

Restructuring charges recorded during the third quarter 2007 consisted of approximately $4.4 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments, and $0.1 million in severance and related benefits charges. Restructuring charges recorded during the nine months ended September 29, 2007 consisted of (i) approximately $10.7 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments and (ii) $1.5 million in severance and related benefits charges, offset by (iii) a $1.5 million reversal of lease termination costs due to the Company executing two sublease agreements for its La Mirada, CA distribution center. Facilities consolidation-related charges consisted primarily of (i) incremental training and travel costs directly attributable to the opening of multi-branded facilities and (ii) duplicative rent payments directly attributable to the opening of multi-branded facilities. Other highlighted charges consisted of consulting fees related to an inventory and supply chain initiative.

Restructuring charges recorded during 2006 consisted of (i) call center closure costs, severance and related benefits, (ii) severance resulting from a corporate reduction in force; and (iii) facility closure costs. Facilities consolidation-related charges consisted of (i) incremental travel and training costs directly attributable to the opening of dual-branded facilities and (ii) incremental travel, labor and duplicative telecommunications costs directly attributable to a call center consolidation initiative whereby the Company reduced the number of call centers it operates from seven to three. The call center consolidation initiative was completed during fiscal 2006. Other highlighted charges consisted of (i) consulting fees related to an inventory and supply chain initiative completed during the first quarter 2007 and (ii) incremental amortization of the Company’s 2006 catalogs due to the accelerated mailing of the 2007 catalogs in October 2006.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Tuesday, November 13, 2007 to discuss its third quarter 2007 results. The domestic dial-in number for the call is (800) 869-6581. The confirmation code is 8549295. For those unable to participate in the conference call, a replay will be available beginning November 13, 2007 at 1:00 p.m. Eastern Time until November 23, 2007 at 11:59 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 8549295.

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About Broder Bros., Co.

Broder Bros., Co. is a leading distributor of imprintable sportswear and accessories in the United States. The Company operates three well-recognized brands: “Broder,” “Alpha” and “NES”. It operates the largest distribution network in the industry, which, at the time of the release, consists of 10 major distribution centers. The Company also operates eight “Express” facilities offering pickup room service to customers in the Los Angeles, CA; Louisville, KY; Detroit, MI; Chicago, IL; St. Louis, MO; Charlotte, NC; Indianapolis, IN; and Philadelphia, PA markets. The Company has the ability to ship product to over 80% of the continental U.S. population within one business day and approximately 98% of the continental U.S. population within two business days.

The industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides its decorator customers with value-added merchandising, marketing and promotional support that help its customers grow their businesses. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Anvil and Fruit of the Loom, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our emphasis on private label products; (m) ability to realize deferred tax assets in the future, including the potential to record a valuation allowance against deferred tax assets in the future; (n) experiencing a significant adverse change in the business, or “triggering event,” which would require us to perform an impairment evaluation for goodwill and indefinite-lived intangible assets which could result in a substantial non-cash charge; and (o) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 29, 2007 AND SEPTEMBER 30, 2006

(dollars in million)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2007	2006	2007	2006
Net sales	$246.4	$249.2	$696.4	$718.3
Cost of sales (exclusive of depreciation and amortization as shown below)	206.3	203.0	576.6	587.1

Gross profit	40.1	46.2	119.8	131.2

Warehousing, selling and administrative expenses	34.5	31.0	99.3	94.8
Restructuring and asset impairment charges, net	4.5	(0.1)	10.7	1.7
Management fee	(0.9)	1.3	0.0	2.5
Stock-based compensation	0.1	0.1	0.4	0.2
Depreciation and amortization	5.0	5.4	15.0	14.7

Operating expenses	43.2	37.7	125.4	113.9

Income (loss) from operations	(3.1)	8.5	(5.6)	17.3

Interest expense, net of change in fair value of interest rate swaps	9.2	12.6	28.7	31.0

Other expenses	9.2	12.6	28.7	31.0

Loss before income taxes	(12.3)	(4.1)	(34.3)	(13.7)

Income tax benefit	(0.7)	(1.6)	(7.2)	(5.7)

Net loss	$(11.6)	$(2.5)	$(27.1)	$(8.0)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.2	12.6	28.7	31.0
Income tax provision (benefit)	(0.7)	(1.6)	(7.2)	(5.7)
Depreciation and amortization	5.0	5.4	15.0	14.7

EBITDA	$1.9	$13.9	$9.4	$32.0

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.